                                                                    Exhibit 12.3

                          CITADEL BROADCASTING COMPANY
                Computation of Ratio of Earnings to Fixed Charges
                          (in thousands except ratios)

                                                 Nine Months
                                                     Ended                            Year Ended December 31,
                                                 September 30,     ----------------------------------------------------------
                                                     1999          1998          1997         1996          1995         1994
                                                 -------------     ----          ----         ----          ----         ----
Earnings:
     Income (loss) from continuing operations
      before income taxes                            (5,428)      (5,317)       (5,461)      (1,966)       (4,346)      (5,481)
     Fixed charges                                   29,612       33,589        19,639        6,518         5,488        5,075
     Preference security dividend requirements      (11,323)     (14,586)       (6,633)          --            --           --

     Earnings as adjusted (A)                        12,861       13,686         7,545        4,552         1,142         (406)

Fixed Charges:
     Interest expense                                17,502       18,126        12,303        6,155         5,242        4,866
     Interest portion of rental expense (1)             787          877           703          363           246          209
     Preference security dividend requirements       11,323       14,586         6,633           --            --           --

     Total fixed charges (B)                         29,612       33,589        19,639        6,518         5,488        5,075

Ratio of earnings to fixed charges
     (A) divided by (B)                                0.43         0.41          0.38         0.70          0.21        (0.08)
Deficiency of earnings to cover fixed charges
     (A) minus (B)                                  (16,751)     (19,903)      (12,094)      (1,966)       (4,346)      (5,481)

(1) Management of the Company believes approximately 33% of rent expense is a reasonable estimate of the interest portion of rental expense